We welcome your questions

We want to make it easy for as many James Hardie CUFS holders as possible to ask questions of the company's Directors.

Please use the other side of this form to send us any questions you would like answered at the Extraordinary Information Meeting to be held on Tuesday, 18 August 2009 in Sydney.

We Believe this process will make it easier for more holders to have questions answered, whether or not they can attend the Information Meeting. Holders will also be able to ask questions from the floor at the meeting.

We will attempt to answer as many questions as possible in the addresses by the Chairman and the CEO. If we receive a large number of questions from holders, we may not be able to reply individually.

You can use this form even if you will be attending the meeting. If you are unable to attend, you can watch a live webcast of the meeting via the internet on the Investor Relations Website at www.jameshardie.com

Fax this form by Tuesday, 11 August 2009 to:
(02) 8274 5218 or +61 2 8274 5218

Mail this form by Friday, 7 August 2009:
using the Business Reply Envelope enclosed

Holder's name:

Address:

Security Holder Reference Number or Holder Identification Number:

Fax this form by Tuesday, 11 August 2009 to:
(02) 8274 5218 or +61 2 8274 5218

Mail this form Friday, 7 August 2009:
using the Business Reply Envelope enclosed

Security Holder Reference Number or Holder Identification Number:

Question(s):